Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 13, 2017 (except for the effects of the reverse stock split described in Note 21, as to which the date is February 1, 2017), with respect to the consolidated balance sheets of ActiveCare, Inc. and subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/ TANNER LLC

Salt Lake City, Utah

March 10, 2017